Exhibit 4.9

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (the “Agreement”), dated as of November 6, 2016, is by and among Professional Diversity Network, Inc., a Delaware corporation (the “Company”), Cosmic Forward Limited, a Republic of Seychelles company (the “Buyer”), Maoji (Michael) Wang (“Wang”), Jing Bo Song (“Song”), Yong Xiong Zheng (“Zheng”) and Nan Nan Kou (“Kou” and, together with Wang, Song and Zheng, collectively, the “Buyer Principals” and each a “Buyer Principal”).

RECITALS

A.          On the date hereof (the “Closing Date”), the Buyer is purchasing (i) from the Company 1,777,417 shares (the “Purchased Shares”) of the Company’s Common Stock pursuant to a Stock Purchase Agreement, dated as of August 12, 2016, by and between the Company and the Buyer (the “Stock Purchase Agreement”) and (ii) from Matthew Proman 205,925 shares (the “Co-Sale Shares”) of the Company’s Common Stock pursuant to a Stock Purchase Agreement, dated November 4, 2016 by and between the Buyer and Matthew Proman.

B.          Pursuant to the Stock Purchase Agreement, the Company commenced an issuer tender offer (the “Tender Offer”) to purchase up to 312,500 shares of Common Stock, which Tender Offer expired at 10:00 a.m., New York City time, on the date hereof.

C.          The Purchased Shares and the Co-Sale Shares represent 51% of the Fully Diluted Common Stock as of the date hereof and, either alone or together with the Call Option Shares (as defined in the Stock Purchase Agreement), if purchased pursuant to the Stock Purchase Agreement, will represent 51% of the Fully Diluted Common Stock as of immediately following the consummation of the Tender Offer and, if applicable, the exercise of the Call Option (as defined in the Stock Purchase Agreement).

D.          The Buyer Principals collectively own 100% of the outstanding equity interests in, and collectively Control voting and dispositive decisions with respect to the Common Stock by, the Buyer.

E.          It is a material condition to the Company’s agreement to consummate the transactions contemplated by the Stock Purchase Agreement and the sale of the Purchased Shares to the Buyer thereunder that each of the Buyer Principals agrees to enter into this Agreement.

F.          The parties desire to enter into this Agreement to establish certain rights, restrictions and limitations with respect to the shares of Common Stock which currently are or may be in the future Beneficially Owned by the Buyer and the Buyer Principals (collectively, the “Buyer Parties”), and their respective Controlled Affiliates, as well as certain rights, restrictions and limitations on the Beneficial Ownership by the Buyer Parties and their respective Controlled Affiliates of any other Capital Stock and Debt Securities of the Company, and to further establish certain arrangements and agreements with respect to the voting of the Common Stock and corporate governance matters involving the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

ARTICLE I
 DEFINITIONS

Section 1.1           Certain Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth on Exhibit A attached hereto.

ARTICLE II
 SHARE OWNERSHIP

Section 2.1           Acquisition of Additional Securities.

(a)          Subject to the other provisions of this Section 2.1, each of the Buyer Parties hereby undertakes, covenants and agrees with the Company that it or he shall not, and that it or he shall not authorize or permit any of its or his respective Controlled Affiliates to, during the Effective Period, directly or indirectly, acquire, agree or publicly propose or offer to acquire from the Company, or commence any tender or exchange offer to acquire (hereinafter “Acquire”, and the terms “Acquired”, “Acquiring” and “Acquisition” shall have the correlative meanings), Beneficial Ownership of:

(i)          any shares of Common Stock, if any such shares so Acquired, when aggregated with all other shares of Common Stock then Beneficially Owned by the Buyer Parties and their respective Affiliates, would cause the Beneficial Ownership of Common Stock by the Buyer Parties and their respective Affiliates to exceed the Percentage Ownership Cap;

(ii)          any Capital Stock of the Company not constituting Common Stock; or

(iii)          any Debt Securities.

(b)          If at any time during the Effective Period, the Company engages in any open market share repurchase program conducted in accordance with Rule 10b-18 under the 1934 Act or the Board of Directors (including the affirmative vote of a majority of the Independent Directors (as defined below), which majority includes at least one Independent Director who is not a Stockholder Nominee (as defined below)) or a Special Committee authorizes and approves and the Company commences and conducts a self-tender offer conducted in accordance with Rule 13E-4 and Regulation 14E under the 1934 Act (other than the Tender Offer) to acquire less than 100% of the then-outstanding shares of Common Stock (a “Common Stock Repurchase Transaction”), and immediately after the consummation of such Common Stock Repurchase Transaction the shares of Common Stock then Beneficially Owned by the Buyer Parties and their respective Affiliates exceeds the Percentage Ownership Cap solely as a result of the consummation of such Common Stock Repurchase Transaction, no such Buyer Party shall be, or be deemed, in violation of Section 2.1(a), as a result thereof.

(c)          The parties hereto acknowledge and agree that no Buyer Party shall be, or be deemed to be, in violation of Section 2.1(a) to the extent any Capital Stock or Debt Securities of the Company are Acquired by any of the Buyer Parties or any of their respective Affiliates solely pursuant to a dividend or other distribution of such securities approved by the Board of Directors or any committee thereof and declared and paid by the Company on a pro rata basis in direct proportion to the percentage of outstanding shares of Common Stock then owned by all holders of Common Stock on the relevant record date established for such dividend or distribution to all holders of Common Stock; provided that the Buyer Parties and their Controlled Affiliates are not otherwise in violation of any of the provisions of this Section 2.1.

(d)          Without limiting the generality of Section 2.1(a) of this Agreement, all Capital Stock of the Company and Debt Securities Beneficially Owned by the Buyer Parties or any of their respective Controlled Affiliates during the Effective Period (including, without limitation, Capital Stock issued after the Closing Date as a dividend or other distribution payable in Capital Stock of the Company or pursuant to the Call Option (as defined in the Stock Purchase Agreement)) shall be subject to all of the prohibitions and restrictions contained in this Agreement as fully as if such Capital Stock or Debt Securities were Acquired and Beneficially Owned by the Buyer Parties or such Affiliates, as the case may be, on the Closing Date.

(e)          Notwithstanding anything in this Section 2.1 to the contrary, (i) nothing in this Section 2.1 shall prohibit any person who is a director, officer or employee of the Company or any of its Subsidiaries, but who is a Buyer Principal or may be deemed to be an Affiliate of a Buyer Party, from receiving from the Company any grants or awards of any restricted stock units, restricted stock, stock options or other similar equity participation rights (“Equity Rights”), or from Acquiring from the Company any Common Stock upon the vesting, lapse of forfeiture restrictions or exercise by such employee of such Equity Rights, provided that such Equity Rights or Common Stock were issued by and received from the Company under an employee incentive compensation or similar arrangement or plan in effect on the date hereof, or hereafter established by the Company pursuant to the recommendation of the Compensation Committee of the Board of Directors of the Company, that is available for participation to all other directors, officers or employees, as applicable, of the Company or any of its Subsidiaries (in accordance with the eligibility provisions of such arrangement or plan) and (ii) any Equity Rights or Common Stock referred to in clause (i) of this Section 2.1(e) that are Acquired by any such employee (the “BP Equity Rights”) shall not be counted towards the calculation of the Percentage Ownership Cap of for purposes of Section 2.1(a).

(f)          Notwithstanding anything in this Agreement to the contrary, the restrictions in Section 2.1(a) of this Agreement shall not apply with respect to: (i) the Acquisition by the Buyer Parties or their Affiliates of Common Stock pursuant to the exercise of the Call Option under the Stock Purchase Agreement or (ii) (A) any purchase by the Buyer Parties or their Affiliates of Common Stock from any Person on the open market or (B) any negotiated purchase by the Buyer Parties or their Affiliates of Common Stock from any Company stockholder, provided that in the case of clauses (A) and (B), the Buyer Parties or their Affiliates shall not effect any such purchase to the extent such purchase will result in the Company having fewer than 350 Public Holders (as such term is defined in Rule 5005 of the Nasdaq Listing Rules) of Common Stock.

(g)          (i)  Notwithstanding anything in this Section 2.1 to the contrary, for so long as the Buyer Parties together Beneficially Own greater than 25% of the Company’s then-outstanding Common Stock, exclusive of BP Equity Rights, if the Company proposes to issue additional shares of Common Stock, any other Capital Stock of the Company, or Debt Securities of the Company, to any Person (with the exception of any issuance (A) as consideration in any merger, acquisition or similar strategic transaction approved by the Board of Directors, (B) to directors, officers or employees, advisors or consultants pursuant to a compensation, incentive or similar plan approved by the Board of Directors, (C) as a result of the conversion of convertible securities or the exercise of any warrants, options or other rights or (D) subject to the other provisions of this Section 2.1(g), in an “at the market offering” or other continuous offering of equity securities, including without limitation an “equity line of credit”) (a “New Issuance” and, any such Common Stock or equity securities of the Company, “Newly Issued Securities”), the Company shall provide written notice to each Buyer Party of such anticipated issuance no later than five (5) Business Days prior to the anticipated sale date (the “Participation Rights Notice”).  The Participation Rights Notice shall set forth the material terms and conditions of the New Issuance, including the proposed purchase price for the Newly Issued Securities (which may be a range of prices determined based on market prices for the Common Stock or any other publicly traded securities of the Company), the anticipated sale and issuance dates, and the purpose of such New Issuance.  Subject to applicable law, each Buyer Party shall have the right to participate in such New Issuance by purchasing at the closing thereof up to a portion of such Newly Issued Securities equal to such Buyer Party’s then-current ownership percentage based on then-outstanding Capital Stock, but no greater than the Percentage Ownership Cap, at the price and on the terms and conditions specified in the Participation Rights Notice (and in any event no more favorable to the Company than the terms applicable to any other investor participating in such New Issuance) by delivering an irrevocable written notice to the Company no later than two (2) Business Days before the anticipated issuance date, setting forth the number of such Newly Issued Securities for which such right is exercised; provided that (i) if the Participation Rights Notice did not specify a particular price but included a range of prices, then the purchase price to be paid by the Buyer Parties upon exercise of their participation rights under this Section 2.1(g) shall be, to the fullest extent practicable, equal to (A) if all the Newly Issued Securities sold by the Company to investors in such New Issuance were sold at the same price, the price paid by the other investors participating in such New Issuance or, (B) if Newly Issued Securities were sold by the Company to investors at more than one price in such New Issuance, the weighted average of the prices paid by the participating investors and (ii) in the case of the New Issuance described in Section 2.1(g)(i)(D) above, the Company shall be permitted to effect such New Issuance without first giving the Buyer Parties the right to participate in such New Issuance so long as the Company provides the Buyer Parties a reasonable opportunity to purchase the Newly Issued Securities promptly following the completion of such New Issuance, on substantially the same terms and conditions applicable to the investors who participated in such New Issuance.

(ii)          The election by a Buyer Party not to exercise its preemptive rights under this Section 2.1(g) in any one instance shall not affect its right to exercise its preemptive rights with respect to any future issuances under this Section 2.1(g).

(iii)         For the elimination of doubt, the right of the Buyer to participate in a New Issuance as set forth in this Section 2.1(g) is contingent upon the consummation of such New Issuance.  In no event will the Company be required to issue or sell any securities to the Buyer under this Section 2.1(g) (a) unless the New Issuance is consummated, (b) to the extent that such issuance or sale that would cause Buyer Parties’ Beneficial Ownership percentage of the Company (based on then-outstanding Capital Stock) immediately following the consummation of such issuance or sale to be higher than the Buyer Parties’ Beneficial Ownership percentage of the Company (based on then-outstanding Capital Stock) immediately prior to the consummation of such sale or (c) the extent that such issuance or sale that would cause Buyer Parties’ Beneficial Ownership percentage of the Company to exceed the Percentage Ownership Cap.

Section 2.2           Prohibition of Certain Actions.

(a)          Except as otherwise expressly permitted by this Agreement, during the Effective Period, the Buyer Parties shall not directly, or indirectly through one or more intermediaries or otherwise, and none of the Buyer Parties shall authorize or permit any of their Controlled Affiliates, directly or indirectly, to (each of the actions referred to in or contemplated by the following provisions of this Section 2.2(a) being hereafter referred to as “Prohibited Actions”):

(i)          facilitate, knowingly encourage, induce, support (including, without limitation, by means of any public statement, voting recommendation or voting advice), or become a “participant” in, or become a member of a Group (other than a Group formally acknowledged as such in a filing made by such Group pursuant to Section 13(d) of the 1934 Act and which includes only the Buyer Parties and their respective Controlled Affiliates and which Group is formed for purposes not in violation of any other provision of this Agreement) formed for the purpose of acting with respect to, any “solicitation” of “proxies” or “consents” (as such terms are defined or used in Regulation 14A under the 1934 Act) with respect to any proposal (including, without limitation, any proposal, whether precatory or binding, made pursuant to Rule 14a-8 under the 1934 Act) submitted to the holders of any Voting Securities for their consideration, vote or consent, other than a proposal that has been made by, and included in a definitive proxy statement of the Company containing the affirmative recommendation of, the Board of Directors or any committee thereof;

(ii)          submit to the Board of Directors, Company management or any of the Company’s security holders; induce, facilitate or knowingly encourage the making or submission by any Person to the Board of Directors, Company management or any of the Company’s security holders of any proposal or offer providing for or contemplating any merger, acquisition, sale (lease, mortgage, encumbrance, pledge or other transfer) of all, substantially all or a material portion of the assets, business combination, amalgamation, share exchange, tender or exchange offer, recapitalization, reorganization, spin-off, issuance or sale or purchase of shares of any class or series of capital stock (other than in connection with a capital raising transaction or a compensation plan in the ordinary course of business), dissolution (or liquidation or winding up) or any other similar transaction, in each case, involving the securities, assets, or businesses of the Company or any of its subsidiaries (each and any such foregoing transaction being hereafter referred to as a “Business Combination”); provided, however, notwithstanding any provision of this Agreement to the contrary, no Buyer Party (or any Group consisting entirely of one or more Buyer Parties and their Controlled Affiliates) shall be prohibited from submitting to the Board of Directors a written, bona fide proposal or offer to acquire all outstanding shares of Common Stock which are not Beneficially Owned by any Buyer Party or such Group,  if (and only if) such proposal or offer (1) contemplates the acquisition  of all such outstanding shares of Common Stock for 100% cash consideration (in a single-step merger or two-step tender offer and subsequent statutory merger transaction) and (2) is made expressly and irrevocably conditioned at the time and on the date such offer or proposal is first made and submitted to the Company on the approval of both a Special Committee and the affirmative vote of a majority of the outstanding shares of Common Stock not Beneficially Owned by any Buyer Party or Group or any of their respective Affiliates or associates; or

(iii)          take any action, directly or indirectly, to change the composition of the Board of Directors and/or any of its committees such that the Board of Directors or any such committee no longer satisfies the requirements of Nasdaq Listing Rule 5605 or any similar rule of any other market or exchange on which the Company’s securities are then listed.

(b)          Nothing in this Agreement shall limit the ability of any Stockholder Nominee to vote or abstain from voting solely in his or her capacity as a Director (or, in any such case, any committee thereof on which such Stockholder Nominee sits) or to participate in deliberations of the Board of Directors (or, in any such case, any committee thereof on which such Stockholder Nominee sits) in such a manner as is consistent with such Director’s fiduciary duties under Applicable Law.

(c)          Nothing in this Agreement shall limit the ability of the Buyer Parties and their respective Affiliates to Transfer Capital Stock that is Beneficially Owned by such Buyer Parties and their respective Affiliates in accordance with and pursuant to a Third Party Tender Offer or a Business Combination with a third party; provided that such Third Party Tender Offer or such Business Combination (as the case may be) was not commenced or conducted as a result of any Prohibited Action; provided that such Transfer shall not be permitted during the Lock-Up Period unless such Third Party Tender Offer or Business Combination, as applicable, has been approved and recommended by the Board of Directors (including the affirmative vote of a majority of the Independent Directors, which majority includes at least one Independent Director who is not a Stockholder Nominee) or a Special Committee, as applicable.

ARTICLE III
 TRANSFER RESTRICTIONS

Section 3.1           General Transfer Restrictions.  The right of the Buyer Parties and their respective Affiliates to Transfer any Capital Stock of the Company Beneficially Owned by the Buyer Parties and their respective Affiliates is subject to the restrictions set forth in this Article III and the transfer restrictions described in Section 2(f) and Section 5 of the Stock Purchase Agreement.  No Transfer by the Buyer Parties or any of their respective Affiliates of any Capital Stock of the Company Beneficially Owned by the Buyer Parties and their respective Affiliates shall be effected except in compliance with this Article III and the Stock Purchase Agreement.  Any attempted Transfer in violation of this Agreement shall be of no effect and shall be null and void, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and such purported Transfer shall not be recorded on the stock transfer books of the Company.

Section 3.2           Specific Restrictions on Transfer.

(a)          During the Lock-Up Period, the Buyer Parties shall not, and shall not authorize or permit any of their respective Controlled Affiliates to, directly or (except as set forth in Section 3.2(c)) indirectly, Transfer any Capital Stock of the Company Beneficially Owned by the Buyer Parties and their respective Affiliates; provided that the foregoing restriction shall not be applicable to Transfers:

(i)          to one or more Buyer Parties, any of their Controlled Affiliates or, in the case of a Transfer by a Buyer Party that is a natural person, any of its Family Members;

(ii)          pursuant to transactions expressly permitted by Section 2.2(c) hereof;

(iii)          to the Company or any of its Subsidiaries pursuant to any Common Stock Repurchase Transaction; or

(iv)          pursuant to transactions approved in advance by the Board of Directors (including the affirmative vote of a majority of the Independent Directors, which majority includes at least one Independent Director who is not a Stockholder Nominee) or a Special Committee.

(b)          From and after the expiration of the Lock-Up Period, during the Effective Period the Buyer Parties shall be permitted to Transfer any Capital Stock of the Company Beneficially Owned by the Buyer Parties and their respective Controlled Affiliates, subject to Applicable Law, to any Person, or Persons acting in a Group, who after consummation of such Transfer, to the knowledge of the Buyer Parties after due inquiry, would not have Beneficial Ownership in the aggregate of more than 14.9% of the outstanding shares of Common Stock.

(c)          Nothing in this Section 3.2 or any other provision of this Agreement shall limit the ability (i) of the Buyer to issue new shares of capital stock of the Buyer to any Person or (ii) of the Buyer Principals or their Affiliates to transfer their respective shares of capital stock of the Buyer to any Person, so long as, in each case, the Buyer Principals continue to own at least a majority of the outstanding capital stock and voting power of the Buyer.

(d)          Nothing in this Section 3.2 or any other provision of this Agreement shall limit the ability of the Buyer Parties or their Affiliates to Transfer up to an aggregate of 10% of the outstanding Common Stock at any time, including, for the avoidance of doubt, during the Lock-Up Period.  For the elimination of doubt, the aggregate number of shares of Common Stock that may be Transferred by the Buyer Parties for all Transfers made pursuant to this Section 3.2(d) shall in no event exceed 10% of the outstanding Common Stock.

Section 3.3           Legend on Securities.

(a)          Each certificate representing Capital Stock of the Company Beneficially Owned by the Buyer Parties or any of their respective Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof, together with any additional legends required under the Stock Purchase Agreement or under Applicable Law:

“THE PLEDGE, SALE, ASSIGNMENT, TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS AND LIMITATIONS CONTAINED IN A STOCKHOLDERS’ AGREEMENT, DATED NOVEMBER 7, 2016, BY AND AMONG THE ISSUER OF THESE SECURITIES, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR MODIFIED (THE “STOCKHOLDERS’ AGREEMENT”), A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE ISSUER.  ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE STOCKHOLDERS’ AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.”

(b)          Upon any Acquisition of Beneficial Ownership by any of the Buyer Parties or any of its Affiliates of any additional Capital Stock of the Company that is subject to this Agreement, such Buyer Party shall, or shall cause such Affiliate to, submit the certificate(s) representing such Capital Stock to the Company so that the legend required by this Section 3.3 may be placed thereon (if not so endorsed upon issuance).

(c)          The Company shall make a notation on its records or give instructions to any transfer agents or registrars for the Capital Stock of the Company in order to implement the restrictions on Transfer set forth in this Agreement.

(d)          In connection with any Transfer of Capital Stock of the Company pursuant to this Agreement, the Transferring Person shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws.

Section 3.4            Other Capital Stock. For the elimination of doubt, all Capital Stock of the Company Beneficially Owned by the Buyer Parties or any of their respective Affiliates during the Lock-Up Period (including, without limitation, Capital Stock issued after the Closing Date as a dividend or other distribution payable in Capital Stock of the Company) shall be subject to all of the prohibitions and restrictions contained in this Agreement as fully as if such Capital Stock were Acquired and Beneficially Owned by the Buyer Parties or such Affiliates, as the case may be, on the Closing Date.

ARTICLE IV
 CORPORATE GOVERNANCE

Section 4.1           Board of Directors Representation.

(a)          During the Effective Period, for so long as the Buyer Parties, together with their Controlled Affiliates, collectively Beneficially Own shares of Common Stock representing at least 9.9% of the Total Voting Power, (i) the number of Directors constituting the Board of Directors shall remain fixed at nine Directors and (ii) the Buyer Parties shall have the right to nominate one (1) director to the Board of Directors of the Company (each, a “Stockholder Nominee”) for every 9.9% of the Total Voting Power Beneficially Owned by the Buyer Parties; provided that the total number of Stockholder Nominees that the Buyer Parties shall be entitled to nominate shall be limited to five (5) out of a total of nine (9) Directors following the date of this Agreement unless the Buyer Parties shall have acquired more Common Stock following the date of this Agreement.  The maximum number of Stockholder Nominees that the Buyer Parties shall be entitled to nominate hereunder shall be six (6) out of a total of nine (9) Directors.  So long as the Buyer Parties’ Total Voting Power is equal to or greater than (1) 9.9%, the Buyer Parties shall collectively have the right to nominate one (1) Stockholder Nominee, (2) 19.8%, the Buyer Parties shall collectively have the right to nominate two (2) Stockholder Nominees, (3) 29.7%, the Buyer Parties shall collectively have the right to nominate three (3) Stockholder Nominees, (4) 39.6%, the Buyer Parties shall collectively have the right to nominate four (4) Stockholder Nominees, (5) 49.5%, the Buyer Parties shall collectively have the right to nominate five (5) Stockholder Nominees, and (6) 59.4% as a result of additional purchases of Common Stock following the date of this Agreement, the Buyer Parties shall collectively have the right to nominate six (6) Stockholder Nominees (in each such case, less the number of Stockholder Nominees, if any, that are then serving as a Directors) in accordance with the terms and subject to the conditions set forth in this Agreement.

(b)          Each Stockholder Nominee shall be reasonably acceptable to the Nominating and Governance Committee of the Board of Directors and shall conform with the Company’s director-nominee criteria and qualifications specified in its Nominating and Governance Committee Charter, the Certificate of Incorporation, the Bylaws, and the Company’s corporate governance policies and procedures (each such Stockholder Nominee satisfying the requirement set forth above, an “Eligible Stockholder Nominee”).  For so long as the Buyer is the record holder of the Common Stock that is Beneficially Owned by the Buyer Principals and their Controlled Affiliates, the Buyer Principals shall exercise their rights under this Section 4.1 through the Buyer.  If the Buyer Principals cause the Buyer to distribute the Common Stock such that the Buyer ceases to be the record holder of the Common Stock that is Beneficially Owned by the Buyer Principals and their Controlled Affiliates, the Buyer Parties shall promptly designate a single Buyer Party to be the representative of the Buyer Parties for all purposes under this Article IV (such representative, the “BP Representative”) and provide written notice of such appointment to the Company.  The Company shall be entitled to rely on any instructions received from the BP Representative, without any investigation or inquiry, as having been taken or not taken upon the authority of the Buyer Parties, and shall not be required to take instructions from any other Buyer Party once a BP Representative has been appointed.  In the event of the death, resignation, incapacity or removal of the BP Representative, the Buyer Parties shall promptly appoint a replacement BP Representative and provide written notice of such appointment to the Company.

(c)          During the Effective Period, so long as the Buyer Parties’ Total Voting Power is less than 29.7%, the Buyer Parties shall have no obligation to appoint any “independent directors” (as such term is defined in Rule 5605 of the Nasdaq Listing Rules, an “Independent Director”).  So long as Buyer Parties’ Total Voting Power is equal to or greater than: (i) 29.7% but is less than 39.6%, the Buyer Parties shall be obligated to nominate one (1) Independent Director; (ii) 39.6% but is less than 49.5%, the Buyer Parties shall be obligated to nominate two (2) Independent Directors; and (iii) 49.5%, the Buyer Parties shall be obligated to nominate three (3) Independent Directors.

(d)          During the Effective Period, so long as the Buyer Parties’ Total Voting Power is equal to or greater than 19.8%, the Buyer Parties shall have the right to appoint at least one (1) Eligible Stockholder Nominee to each of the Audit Committee, Compensation Committee and the Nominating and Governance Committee and any other committees of the Board of Directors formed after the date of this Agreement, provided, that such Eligible Stockholder Nominee shall qualify as an Independent Director.  The Company shall, to the fullest extent permitted by Applicable Law, use its best efforts to appoint at least one Eligible Stockholder Nominee to each committee of the Board of Directors in accordance with the foregoing sentence.  During the Effective Period, the Company and the Board of Directors shall cause the Audit Committee, Nominating and Governance Committee and the Compensation Committee to be comprised of three (3) Directors, including at least one Eligible Stockholder Nominee as required in accordance with this Section 4.1.

(e)          In furtherance of the foregoing, during the Effective Period, the Company shall, with respect to each Eligible Stockholder Nominee nominated for election at any meeting of the Company’s stockholders at which Directors are to be elected, including his or her name in any proxy materials prepared by or on behalf of the Company and recommending that the stockholders of the Company vote to elect such Eligible Stockholder Nominee as a Director of the Company.

(f)          In the event that a vacancy is created on the Board of Directors at any time during the Effective Period due to the death, disability, retirement, resignation or removal of any Stockholder Nominee, then the Buyer Parties shall have the right to nominate an individual to fill such vacancy, which individual shall be an Eligible Stockholder Nominee.

(g)          During the Effective Period, if at any time the Buyer Parties and their respective Controlled Affiliates cease to Beneficially Own shares of Common Stock commensurate with the number of Stockholder Nominees provided for in Section 4.1(a) above such that there are too many Stockholder Nominees on the Board of Directors in relation to the Total Voting Power then Beneficially Owned by the Buyer Parties and their Controlled Affiliates, then the Buyer Parties promptly shall cause such excess Stockholder Nominees to resign from the Board of Directors.

(h)          The Buyer Parties shall obtain from each Stockholder Nominee elected by the stockholders of the Company or appointed by the Board of Directors to fill a vacancy in the Board an irrevocable written resignation from the Board of Directors, binding in accordance with Applicable Law and the Company’s Bylaws, to be released by the Buyer Parties in the event that any Stockholder Nominee refuses to promptly resign from the Board when required to do so pursuant to Section 4.1(g) hereof.

(i)            The Buyer Parties shall be entitled to assign their respective rights under this Section 4.1 to any Person in connection with a Transfer to such Person in accordance with the terms of this Agreement of shares of Common Stock representing at least 9.9% of the Total Voting Power; provided that in no event shall such person be entitled to nominate more than one Stockholder Nominee for each 9.9% of the Total Voting Power acquired by such Person from the Buyer Parties.

(j)            Effective as of the date of this Agreement, the Board of Directors shall (i) amend Section 5.8 of the Bylaws to provide for two Co-Chairpersons of the Board (the “Co-Chairpersons”) and (ii) use its best efforts to appoint Song and James Kirsch (“Kirsch”) as Co-Chairpersons.  During the Effective Period, if at any time Kirsch ceases to be a member of the Board of Directors other than as a result of a breach of this Agreement by any of the Buyer Parties, the Board of Directors shall promptly (i) amend Section 5.8 of the Bylaws to provide for a single Chairperson and (ii) appoint Song (or such other Stockholder Nominee as designated by the Buyer Parties) as Chairperson.

(k)          The Company shall enter into indemnification agreements and maintain Directors and Officers liability insurance for the benefit of each Stockholder Nominee elected to the Board of Directors with respect to all periods during which such Stockholder Nominee is a Director, on terms, conditions and amounts substantially similar to the terms, conditions and amounts of the Company’s current Directors and Officers liability insurance policy (as the same may be modified and/or replaced from time to time in accordance with the terms set forth in the Stockholders’ Agreement), and shall use commercially reasonable efforts to cause such indemnification and insurance to be maintained in full force and effect.  The Company shall provide such Stockholder Nominee with all benefits (including all fees and entitlements) on substantially the same terms and conditions as are provided to other members of the Board of Directors performing similar roles.

Section 4.2           Voting Arrangements.

(a)          Notwithstanding anything to the contrary in this Agreement, during the Effective Period, the Buyer Parties shall, and shall cause each of their respective Affiliates to, vote or act by written consent with respect to all Voting Securities Beneficially Owned by the Buyer Parties and their respective Affiliates: (i) against the approval or adoption of all proposals and matters (including, without limitation, all Prohibited Actions) that would, if approved or adopted, have the effect of circumventing or rendering ineffective any provision of this Agreement, except as otherwise expressly provided in this Section 4.2 and (ii) so long as the Company is then in compliance in all material respects with the terms and provisions of this Agreement, for the election of the Director nominees approved and recommended by the Board of Directors in compliance with this Agreement.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, except as otherwise expressly set forth herein, the Buyer Parties may, and may cause each of their respective Affiliates to, vote or act by written consent with respect to all of the shares of the Voting Securities Beneficially Owned by them and their respective Affiliates in their sole discretion.

(c)          During the Effective Period, other than with respect to any Prohibited Actions, or any other proposal or matter that would, if approved or adopted, have the effect of circumventing or rendering ineffective any provision of this Agreement, the Buyer Parties shall be, and shall cause each of their respective Affiliates who hold Voting Securities to be, present in person or represented by proxy at all annual and special meetings of stockholders of the Company to the extent necessary so that all Voting Securities Beneficially Owned by the Buyer Parties and their respective Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.2.

(d)          Notwithstanding any other provisions in this Agreement, the Buyer Parties shall, and shall cause their respective Affiliates to, vote all Voting Securities held by them to make any changes as are necessary or desirable to amend the Certificate of Incorporation and Bylaws of the Company to remove any inconsistency between such documents and the provisions of this Agreement.

Section 4.3          Controlled Company.  During the Effective Period, except as otherwise approved by the Board of Directors (including the affirmative vote of a majority of the Independent Directors, which majority includes at least one Independent Director who is not a Stockholder Nominee), the Company shall not utilize any “controlled company” exceptions to the corporate governance requirements of the Nasdaq Capital Market, LLC or any other exchange on which the Company’s securities are then listed.

ARTICLE V
 REGISTRATION RIGHTS

Section 5.1          Demand Registration.  (a) At any time after the expiration of the Lock-Up Period, one or more Buyer Parties (the “Requesting Parties”) then holding a majority of the Registrable Securities then held by all Buyer Parties may request in writing (a “Demand Request”) that the Company effect a registration (a “Demand Registration”) under the 1933 Act of Registrable Securities held by such Buyer Parties.  The Demand Request shall be in writing and shall specify the Registrable Securities to be sold and the intended method of disposition thereof.  Upon receipt of a Demand Request, the Company shall deliver within five Business Days a written notice (a “Demand Notice”) to each Buyer Party that did not make such Demand Request stating that the Company intends to comply with a Demand Request and informing each such Buyer Party of its right to include Registrable Securities in such Demand Registration.  Within five Business Days after receipt of a Demand Notice, each Buyer Party who received such Demand Notice shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such Buyer Party in such Demand Registration.  The Company shall file a registration statement including (subject to Section 5.1(c)) all Registrable Securities requested to be included therein by the Requesting Parties and any other Buyer Party who validly exercises its rights under this Section5.1(a) on the appropriate form as promptly as practicable (but no later than 90 days after the date the Demand Request is delivered in the case of a Form S-1 and 60 days after the date the Demand Request is delivered in the case of a Form S-3) and use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter; provided, however, that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 5.1:

(i)           unless the Registrable Securities requested to be registered pursuant to such request (x) have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of at least $25,000,000 or (y) represent at least 15% of the total shares of Common Stock then outstanding that are not Registrable Securities;

(ii)          within 120 days of any other Demand Registration or a Shelf Underwritten Offering;

(iii)         within 120 days of a Piggyback Offering in which all Buyer Parties were given the right to include Registrable Securities to the extent required under this Agreement and at least 80% of the Registrable Securities requested by such Buyer Parties to be included in such Piggyback Offering were included;

(iv)         during the period starting with the date 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on the date 120 days immediately following a Piggyback Offering, provided that during the 30-day period prior to such filing the Company is actively employing in good faith all reasonable efforts to consummate such Piggyback Offering; provided, further, that the Company may only delay an offering pursuant to this subsection (a)(iv) for a period of not more than 120 days if a filing of any other registration statement is not made within that period and the Company may only exercise this right once in any 12-month period; or

(v)          during any Suspension Period.

(b)          Underwritten Offering.  If the Requesting Parties intend to distribute the Registrable Securities in a Demand Registration by means of an underwriting, they shall so advise the Company as a part of their Demand Request.  In such event, the underwriters of such Demand Registration shall be one or more underwriting firms of nationally recognized standing selected by the Requesting Parties and reasonably acceptable to the Company.  The right of each Buyer Party to include securities in such Demand Registration shall be conditioned upon such Buyer Party entering into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected pursuant hereto.

(c)          Priority on Underwritten Offerings.  In the case of any Demand Registration that is an Underwritten Offering, if the managing underwriter for the Demand Registration shall advise the Company that, in such underwriter’s opinion, the number of securities requested to be included in such Demand Registration would adversely affect the Demand Registration and sale (including pricing) of such Registrable Securities, the Company shall include in such Demand Registration the number of Registrable Securities that the Company is so advised can be sold in such Demand Registration, in the following amounts and order of priority:

(i)           first, all Registrable Securities requested to be sold by all holders of Registrable Securities pursuant to this Section 5.1 pro rata among such holders on the basis of the number of Registrable Securities requested to be registered by such holders; and

(ii)          second, securities proposed to be sold by the Company for its own account and other equity securities held by any other Person (including shares of Common Stock to be sold for the account of the Company and/or other holders of Common Stock) allocated among such Persons in such manner as they may agree).

Section 5.2          Piggyback Rights.  (a) Company and Other Offerings.  If, at any time after the expiration of the Lock-Up Period, the Company proposes to offer, for its own account or the account of another Person, any of its securities (a “Piggyback Offering”) under the 1933 Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto, in an offering subject to Section 5.1 hereof or in an “at the market offering” or other continuous offering of equity securities, including without limitation an “equity line of credit”), for sale to the public in an Underwritten Offering (including a “registered direct offering”) it will at each such time give prompt written notice to all Buyer Parties of its intention to do so (a “Piggyback Notice”).  In the case of a Piggyback Offering under a shelf registration statement filed by the Company pursuant to Rule 415 under the 1933 Act, such Piggyback Notice shall be sent not less than ten Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Offering.  In the case of a Piggyback Offering under a registration statement that is not a shelf registration statement, such Piggyback Notice shall be given not less than ten Business Days prior to the expected date of filing of such registration statement.  Upon the written request of any Buyer Party to include Registrable Securities held by it under such registration statement (which request shall (i) be made within six Business Days after the receipt of any such notice, and (ii) specify the Registrable Securities intended to be included by such Buyer Party), the Company will use its commercially reasonable efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by such Buyer Party; provided, however, that if, at any time after giving written notice of its intention to offer any securities and prior to the pricing of such Piggyback Offering, the Company shall determine for any reason not to consummate such offering, the Company may, at its election, give written notice of such determination to each such Buyer Party and, thereupon, shall be relieved of its obligation to register or offer any Registrable Securities of such Persons in connection with such proposed offering.

(b)          Underwritten Offering.  If Company intends to distribute the Registrable Securities in a Piggyback Offering by means of an underwriting, it shall so advise the Buyer Parties as a part of its Piggyback Notice.  In such event, the underwriters of such Piggyback Offering shall be one or more underwriting firms of nationally recognized standing selected by the Company.  The right of each Buyer Party to include securities in such Piggyback Offering shall be conditioned upon such Buyer Party entering into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected pursuant hereto.

(c)          Priority on Piggyback Offerings.  If the managing underwriter for an Underwritten Offering pursuant to this Section 5.2 shall advise the Company that, in such underwriter’s opinion, the number of securities requested to be included in such Piggyback Offering would adversely affect such offering and sale (including pricing) of such securities, the Company shall include in such Piggyback Offering the number of securities that the Company is so advised can be sold in such offering, in the following amounts and order of priority:

(i)           if the Piggyback Offering relates to an offering for the Company’s own account, then (A) first, such number of equity securities to be sold by the Company for its own account, (B) second, Registrable Securities of Buyer Parties pro rata among such Buyer Parties on the basis of the number of Registrable Securities requested to be sold by such Buyer Parties pursuant to this Section 5.2, and (C) third, other equity securities held by any other Person; or

(ii)          if the Piggyback Offering relates to an offering for holders other than for the Company’s own account (“Other Holders”), then (A) first, such number of equity securities sought to be registered by each such Other Holder, (B) second, Registrable Securities of Buyer Parties pro rata among such Buyer Parties on the basis of the number of Registrable Securities requested to be sold by such Buyer Parties pursuant to this Section 5.2, and (C) third, other equity securities held by any other Person.

Section 5.3          Shelf Registration.  (a) At any time after the expiration of the Lock-Up Period that the Company is eligible to file a registration statement on Form S-3, one or more Buyer Parties (the “Shelf Requesting Parties”) then holding at least 30% of the Registrable Securities then held by all Buyer Parties may request in writing (a “Shelf Request”) that the Company effect a registration (a “Shelf Registration”) under the 1933 Act of Registrable Securities held by such Buyer Parties for sale on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act.  The Shelf Request shall be in writing and shall specify the Registrable Securities to be sold and the intended method of disposition thereof.  Upon receipt of a Shelf Request, the Company shall deliver within five Business Days a written notice (a “Shelf Notice”) to each Buyer Party that did not make such Shelf Request stating that the Company intends to comply with a Shelf Request and informing each such Buyer Party of its right to include Registrable Securities in such Shelf Registration.  Within five Business Days after receipt of a Shelf Notice, each Buyer Party who received such Shelf Notice shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such Buyer Party in such Shelf Registration.  The Company shall as promptly as practicable (but no later than 60 days after the date the Shelf Request is delivered) file a registration statement on Form S-3 including all Registrable Securities requested to be included therein by the Shelf Requesting Parties and any other Buyer Party who validly exercises its rights under this Section 5.3(a) and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter, or designate for use an existing registration statement filed with the SEC, in each case providing for offers and sales to be made on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act with respect to the Registrable Securities held by the Buyer Parties that elect to participate therein (the “Shelf Registration Statement”).

(b)          Subject to Section 5.3(c), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise, or cease to constitute Registrable Securities (the “Shelf Registration Effectiveness Period”).

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Company may require such Buyer Parties to suspend sales of Registrable Securities under the Shelf Registration Statement during any Suspension Period by written notice to the Buyer Parties whose Registrable Securities are covered by the Shelf Registration Statement.  Immediately upon receipt of such notice, such Buyer Parties shall suspend sales of Registrable Securities under the Shelf Registration Statement until the requisite changes to the prospectus have been made as required below.  Any such Suspension Period shall terminate at such time as the public disclosure of such information is made.  After the expiration of any Suspension Period and without any further request from a Buyer Party, the Company shall as promptly as practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the related prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)          At any time, and from time-to-time, during the Shelf Registration Effectiveness Period (except during a Suspension Period), one or more Buyer Parties (the “Takedown Requesting Parties”) then holding at least 30% of the Registrable Securities then held by all Buyer Parties may request in writing (the “Takedown Request”) to sell Registrable Securities covered by the Shelf Registration Statement (in whole or in part) in an Underwritten Offering (a “Shelf Underwritten Offering”).  Such notice shall specify the aggregate number of Registrable Securities requested to be registered in such Shelf Underwritten Offering.  Within two Business Days of receipt by the Company of such notice, the Company shall deliver a written notice (a “Takedown Notice”) to each Buyer Party, who did not make such Takedown Request informing each such Buyer Party of its right to include Registrable Securities in such Shelf Underwritten Offering.  Within five Business Days after receipt of a Takedown Notice, each Buyer Party who received such Takedown Notice shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such Buyer Party in such Shelf Underwritten Offering and the Company shall include such Registrable Securities in such Shelf Underwritten Offering.  The underwriters of such Shelf Underwritten Offering shall be one or more underwriting firms of nationally recognized standing selected by Buyer Party and reasonably acceptable to the Company.  The right of each other Buyer Party to include securities in such Shelf Underwritten Offering shall be conditioned upon such Buyer Party entering into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected pursuant hereto.

(e)          The Company shall not be obligated to effect, or take any action to effect, any a Shelf Underwritten Offering:

(i)           unless the Registrable Securities requested to be sold pursuant to such Shelf Underwritten Offering (x) have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of at least $25,000,000 or (y) represent at least 15% of the total shares of Common Stock then outstanding that are not Registrable Securities;

(ii)          within 120 days of any other Demand Registration or Shelf Underwritten Offering;

(iii)         within 120 days of a Piggyback Offering in which all Buyer Parties were given the right to include Registrable Securities and at least 90% of the Registrable Securities requested by such Buyer Parties to be included in such Piggyback Offering were included;

(iv)         during the period starting with the date 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on the date 120 days immediately following a Piggyback Offering, provided that during the 30-day period prior to such filing the Company is actively employing in good faith all reasonable efforts to consummate such Piggyback Offering; provided, further, that the Company may only delay an offering pursuant to this subsection (e)(iv) for a period of not more than 120 days if a filing of any other registration statement is not made within that period and the Company may only exercise this right once in any 12-month period; or

(v)          during any Suspension Period.

Section 5.4          Registration Procedures.  The Company will use its commercially reasonable efforts to effect each Demand Registration pursuant to Section 5.1, each Piggyback Offering pursuant to Section 5.2, any Shelf Registration and any Shelf Underwritten Offering pursuant to Section 5.3, and to cooperate with the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as possible, and the Company will as expeditiously as possible:

(i)          subject, in the case of an Piggyback Offering, to the proviso to Section 5.2(a), prepare and file with the SEC the registration statement and use its commercially reasonable efforts to cause the registration statement to become effective; provided, however, that, to the extent practicable, at least five Business Days prior to filing any registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the holders of the Registrable Securities covered by such registration statement, and their counsel, copies of all such documents proposed to be filed and any such holder shall have the opportunity to comment on any information pertaining solely to such holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such holder with respect to such information prior to filing any such registration statement, prospectus, supplement or amendment.

(ii)          subject, in the case of an Piggyback Offering, to the proviso to Section 5.2(a), prepare and file with the SEC such amendments and post-effective amendments to any registration statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of the time such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or (i) in the case of a Demand Registration pursuant to Section 5.1, the expiration of 120 days after such registration statement becomes effective or (ii) in the case of a Shelf Registration pursuant to Section 5.3, the Shelf Registration Effectiveness Period, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act;

(iii)         furnish, upon request, to each holder of Registrable Securities to be included in such Registration and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto, and such number of conformed copies thereof and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the 1933 Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, in connection with the public offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

(iv)         promptly notify each holder of the Registrable Securities to be included in such Registration and the underwriter or underwriters, if any:

(1)          of any stop order or other order suspending the effectiveness of any registration statement, issued or threatened by the SEC in connection therewith, and take all commercially reasonable actions required to prevent the entry of such stop order or to remove it or obtain withdrawal of it at as promptly as practicable if entered;

(2)          when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

(3)          of any written request by the SEC for amendments or supplements to such registration statement or prospectus; and

(4)          of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(v)          if requested by the managing underwriter or underwriters or any holder of Registrable Securities to be included in such registration statement in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters or such holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(vi)          on or prior to the date on which a registration statement is declared effective, use its commercially reasonable efforts to register or qualify, and cooperate with the holders of Registrable Securities to be included in such Registration, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by such Registration for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such holder or underwriter reasonably requests in writing; use its commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective; and do any and all other acts or things necessary or advisable to enable the disposition of the Registrable Securities in all such jurisdictions reasonably requested to be covered by such Registration; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(vii)         in connection with any sale pursuant to a Registration, cooperate with the holders of Registrable Securities to be included in such Registration and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such Registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

(viii)        use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company or any Subsidiary as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such securities;

(ix)          use its commercially reasonable efforts to obtain:

(1)          at the time of pricing of any Underwritten Offering (including a “registered direct offering”) a “cold comfort letter” from the Company’s independent certified public accountants covering such matters of the type customarily covered by “cold comfort letters” as the Requisite Holders and the underwriters reasonably request; and

(2)          at the time of any underwritten sale pursuant to the registration statement, a “bring-down comfort letter,” dated as of the date of such sale, from the Company’s independent certified public accountants covering such matters of the type customarily covered by “bring-down comfort letters” as the Requisite Holders and the underwriters reasonably request;

(x)           use its commercially reasonable efforts to obtain, at the time of effectiveness of each Registration or, in the case of a Shelf Registration, at the time of pricing, and at the time of any sale pursuant to each Registration, an opinion or opinions addressed to the holders of the Registrable Securities to be included in such Registration and the underwriter or underwriters, if any, in customary form and scope from counsel for the Company (who may be its internal counsel);

(xi)          promptly notify each seller of Registrable Securities covered by such Registration, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and file with the SEC and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers or prospective purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made;

(xii)         otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders (as contemplated by Section 11(a) under the 1933 Act) an earnings statement satisfying the provisions of Rule 158 under the 1933 Act no later than 90 days after the end of the 12-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said 12-month period;

(xiii)        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by each Registration from and after a date not later than the effective date of such Registration;

(xiv)        use its commercially reasonable efforts to cause all Registrable Securities covered by each Registration to be listed subject to notice of issuance, prior to the date of first sale of such Registrable Securities pursuant to such Registration, on each securities exchange on which the Company’s securities are then listed;

(xv)         enter into such agreements (including underwriting agreements in customary form) and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary holdback / lock-up provisions; and

(xvi)         use its commercially reasonable efforts to cause its employees and personnel to support the marketing of the Registrable Securities (including, without limitation, the participation in “road shows,” at the request of the underwriters or the Requisite Holders) to the extent possible taking into account the Company’s business needs and the requirements of the marketing process.

The Company may require each holder of Registrable Securities that will be included in such Registration to furnish the Company with such information in respect of such holder of its Registrable Securities that will be included in such Registration as the Company may reasonably request in writing and as is required by Applicable Law.

Section 5.5         Preparation; Reasonable Investigation.  In connection with the preparation and filing of each registration statement registering Registrable Securities under the 1933 Act, the Company shall give, upon reasonable notice and during normal business hours, the holders of such Registrable Securities to be registered, their underwriters, if any, and their respective counsel and accountants access to its books and records and an opportunity to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders’ or such underwriters’ counsel to conduct a reasonable investigation within the meaning of Section 11(b)(3) of the 1933 Act.

Section 5.6          Rights of Requesting Holders.  Each holder of Registrable Securities to be included in a Registration which makes a written request therefor in Section 5.1 or 5.3, as the case may be, shall have the right to receive within 30 days of receipt by the Company of such request copies of the information, notices and other documents described in Section 5.4.

Section 5.7         Registration Expenses.  The Company will pay all Registration Expenses in connection with each Registration of Registrable Securities, including, without limitation, any such registration not effected by the Company.

Section 5.8          Indemnification; Contribution.  (a) The Company agrees to indemnify and hold harmless each Buyer Party holding Registrable Securities, the Affiliates, directors, officers, employees, stockholders, managers and agents of each such Buyer Party and each Person who controls any such Buyer Party within the meaning of either the 1933 Act or the 1934 Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement, in light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Buyer Party specifically for inclusion therein including, without limitation, any notice and questionnaire, (ii) out of or is based upon any Buyer Party’s failure to deliver a copy of the registration statement, the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Buyer Party with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities or (iii) out of sales of Registrable Securities made during a Suspension Period after notice is given pursuant to Section 5.3(c) hereof.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)          Each Buyer Party severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, stockholders, managers and agents and each Person who controls the Company within the meaning of either the 1933 Act or the 1934 Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Buyer Party Free Writing Prospectus, preliminary, final or summary prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to such Buyer Party furnished to the Company by or on behalf of such Buyer Party specifically for inclusion therein or (ii) Buyer Party’s failure to deliver a copy of the registration statement, the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus included in any such registration statement or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Buyer Party with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities; provided, however, that the total amount to be indemnified by such Buyer Party pursuant to this Section 5.8(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Buyer Party in the offering to which such registration statement or prospectus relates.

(c)          Promptly after receipt by an indemnified party under this Section 5.8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties.  An indemnifying party shall not be liable under this Section 5.8 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)          In the event that the indemnity provided in Section 5.8(a) or 5.8(b) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities (including, without limitation, legal or other expenses reasonably incurred in connection with investigating or defending same) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.8(d) were determined by pro rata allocation (even if the Buyer Parties holding Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5.8(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Article V shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 5.8(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 5.8, each Person who controls any Buyer Party holding Registrable Securities, agent or underwriter within the meaning of either the 1933 Act or the 1934 Act and each director, officer, employee and agent of any such Buyer Party, agent or underwriter shall have the same rights to contribution as such Buyer Party, agent or underwriter, and each Person who controls the Company within the meaning of either the 1933 Act or the 1934 Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 5.8(d).  Notwithstanding the foregoing, the total amount to be contributed by any Buyer Party pursuant to this Section 5.8(d) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Buyer Party in the offering to which such registration statement or prospectus relates.

(e)          The provisions of this Section 5.8 will remain in full force and effect, regardless of any investigation made by or on behalf of any Buyer Party holding Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 5.8, and will survive the transfer of Registrable Securities.

(f)          To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 5.8 to the fullest extent permitted by Applicable Law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Shelf Registration.

Section 5.9           Holdback Agreements.  In the event and to the extent requested by the managing underwriter of an Underwritten Offering (whether on behalf of the Buyer Parties or any other Person), each Buyer Party agrees that it will enter into a customary “lock-up agreement” with such managing underwriter pursuant to which it will agree not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any equity securities of the Company, other than those Registrable Securities included in such Registration pursuant to the terms hereof for the 14 days prior to (x) the effectiveness of a registration statement (other than a Shelf Registration Statement) pursuant to which such Underwritten Offering shall be made, or (y) the pricing of an Underwritten Offering and ending on the date that is 90 days after the pricing of such Underwritten Offering (or such shorter period of time as is sufficient and appropriate, in the opinion of the managing underwriter, to complete the sale and distribution of the securities included in such Underwritten Offering) (subject, in each case, to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable) (the “Underwritten Offering Lock-Up Period”); provided, further, that if any other holder of securities of the Company is or becomes subject to a shorter Underwritten Offering Lock-Up Period or receives more advantageous terms relating to the Underwritten Offering Lock-Up Period under any lock-up agreement (including but not limited to as a result of any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters), then the Underwritten Offering Lock-Up Period shall be such shorter period and also on such more advantageous terms.

Section 5.10          Availability of Information.  The Company shall comply with the reporting requirements of Sections 13 and 15(d) of the 1934 Act and will comply with all other public information reporting requirements of the SEC as from time to time in effect, and cooperate with holders of Registrable Securities, so as to permit disposition of the Registrable Securities pursuant to an exemption from the 1933 Act for the sale of any Registrable Securities (including, without limitation, the current public information requirements of Rule 144(c) and Rule 144A under the 1933 Act).  The Company shall facilitate the provision of such documents and legal opinions as may be necessary for any Buyer Party to complete a sale of Registrable Securities pursuant to Rule 144 and Rule 144A.  The Company shall also cooperate with each holder of any Registrable Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the 1933 Act for the sale of any Registrable Securities.

Section 5.11          Other Registration Rights.  The Company represents and warrants that, other than as disclosed in its current and periodic reports filed with the SEC (such disclosed registration rights, the “Disclosed Registration Rights”), it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any Common Stock or Common Stock equivalents.  Except as provided in this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Registrable Securities, grant to any Person any other registration rights  which are more favorable than or inconsistent with or would be senior to the rights expressly granted to the holders of Registrable Securities in this Agreement.  For the elimination of doubt, notwithstanding anything in this Agreement to the contrary: (a) the Company may effect any and all registrations that it is required to effect under (and pursuant to the terms of) the Disclosed Registration Rights, and (b) no such registration shall be deemed to violate this Agreement.

Section 5.12         Rule 415 Cutback.  Notwithstanding the registration obligations set forth in this Agreement, if in the case of any Registration hereunder for an offering of securities to  be made on a delayed or continuous basis in accordance with Rule 415 under the 1933 Act, the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company will use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities for resale as a secondary offering on a single registration statement in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement, if the SEC or any SEC guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular registration statement as a secondary offering (and notwithstanding that the Company used its commercially reasonable efforts to advocate with the SEC for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a holder of Registrable Securities as to its Registrable Securities, the number of Registrable Securities to be registered on such registration statement will be reduced to the maximum number of securities which the SEC permits to be registered therein (which reduction shall not result in any violation of this Agreement) as follows: (a) in the case of a Registration other than a Piggyback Offering, in accordance with the priorities set forth in Section 5.1(c), and (b) in the case of a Piggyback Offering,  in accordance with the priorities set forth in Section 5.2(c).

ARTICLE VI
MISCELLANEOUS

Section 6.1          Conflicting Agreements.  Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.2          Termination.  This Agreement shall terminate and be of no further force or effect (i) upon the unanimous written consent of the parties hereto, (ii) automatically and without any further action by the parties hereto upon the dissolution of the Company in accordance with Applicable Law and (iii) automatically and without any further action by the parties hereto upon the 181st day next following the first day as of which the Buyer Parties and their respective Affiliates or any Group containing one or more Buyer Parties or their respective Affiliates Beneficially Own shares of Common Stock representing less than 9.9% of the Total Voting Power (other than in respect of the provisions of Article V, which shall terminate and be of no further force or effect with respect to a Buyer Party once it and its Affiliates no longer hold any Registrable Securities, and with respect to the Company once no Registrable Securities remain outstanding).  In addition, this Agreement shall terminate and be of no further effect with respect to a Buyer Party when it ceases to be a direct or indirect stockholder of, and no longer exercises joint or sole Control over Buyer, and ceases to hold any Registrable Securities.  Nothing in this Section 6.2 shall be deemed to release any party from any liability for any fraud or willful breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.  Nothing in this Section 6.2 shall be deemed to release any party from any liability for any fraud or willful breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.3          Representations and Warranties of Buyer Principals.  Each Buyer Principal hereby represents and warrants to the Company that (a) he has full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder and (b) assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of such Buyer Principal, enforceable against him in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.  If such Buyer Principal is married, and such Buyer Principal needs spousal or other approval for this Agreement to be valid and binding, the execution and delivery of this Agreement and the performance of his obligations hereunder have been duly authorized by such Buyer Principal’s spouse.

Section 6.4          Ownership Information.  For purposes of this Agreement, all determinations of the amount of outstanding Capital Stock of the Company or Debt Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the SEC, unless the Company shall have updated such information by delivery of written notice to the Buyer Parties.  For purposes of calculating the number of outstanding shares of Capital Stock of the Company, Common Stock or Voting Securities and the number of shares of Capital Stock of the Company, Common Stock or Voting Securities Beneficially Owned by any Person as of any date, any shares of Capital Stock of the Company, Common Stock or Voting Securities held in the Company’s treasury or belonging to any subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute) shall be disregarded.

Section 6.5          Savings Clause.  No provision of this Agreement shall be construed to require or permit any party or its Affiliates to take any action that would violate any Applicable Law.

Section 6.6          Amendment and Waiver.  No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and each of the Buyer Parties.  No modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, in either case, with respect to the Company shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.7           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 6.8           Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, the Stock Purchase Agreement, the other Transaction Documents (as described in the Stock Purchase Agreement) and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Buyer, the Buyer Parties, the Company, its Subsidiaries, their Affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein, except that the Non-Disclosure Agreement (as defined in the Stockholders’ Agreement) shall survive the execution and delivery of this Agreement.  For clarification purposes, the Recitals are part of this Agreement.  Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of the Buyer Parties under any other agreement with the Company, the terms of this Agreement shall govern with respect to the subject matter hereof.

Section 6.9           Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties (which, in the case of the Company’s consent, shall require approval of a majority of the Directors), and any attempt to make any such assignment without such consent shall be null and void; provided that an assignment by the Company shall require the consent of the Buyer only and not of the other Buyer Parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors (including any executor or administrator of a party’s estate) and permitted assigns.

Section 6.10         Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section 6.11          Remedies.

(a)          Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)          All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.12          Notices.  All notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email ; or (c) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:	Professional Diversity Network, Inc. 801 W. Adams Street Suite 600 Chicago, IL 60607 Attention: James Kirsch Telephone: (312) 614-0950 Email: jkirsch@prodivnet.com with a copy (for informational purposes only) to:
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Anthony J. Marsico
                   Victor F. Semah
Telephone: (212) 801-9362
Email: marsicoa@gtlaw.com
            semahv@gtlaw.com

Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, IL 60601
Attention: Stacey T. Kern
Telephone: (312) 476-5020
Email: kerns@gtlaw.com

If to the Buyer Parties:	Cosmic Forward Limited P.O. Box 1239 Offshore Incorporations Centre Victoria, Mahe Republic of Seychelles Attention: Maoji (Michael) Wang Email: maoji.wang@gnetgroupplc.com

with a copy (for informational purposes only) to:	White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Attention: Francis Zou Chang-Do Gong F. Holt Goddard Email: francis.zou@whitecase.com cgong@whitecase.com holt.goddard@whitecase.com or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, or (ii) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by email or receipt from an overnight courier service in accordance with clause (a), (b) or (c) above, respectively.

Section 6.13         Governing Law.  THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, WITHOUT GIVING EFFECT  TO THE CONFLICTS OF LAW RULES THEREOF.

Section 6.14         Consent to Jurisdiction.

(a)          Each party to this Agreement, by its execution hereof, hereby:

(i)          irrevocably and unconditionally submits to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof;

(ii)         waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and

(iii)        agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.

(b)          By the execution and delivery of this Agreement, each Buyer Party acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation (together with any successor, the “Agent for Service”) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court sitting in The City of New York, Borough of Manhattan, or brought under federal or state securities laws, and acknowledges that the Agent for Service has accepted such designation. Each Buyer Party further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent for Service in full force and effect for the term of this Agreement.  It is hereby acknowledged and agreed by each of the Buyer Parties that receipt by the Agent for Service of any summons, notice or other similar item shall be deemed effective receipt by such Buyer Party, whether or not forwarded to or received by such Buyer Party. If such Agent for Service ceases to be able to act as such, resigns as such Agent for Service or to have an address in New York, New York, the Buyer Parties agree to irrevocably appoint a new agent acceptable to the Company to receive on behalf of the Buyer Parties service of any legal process and to deliver to the Company within seven (7) days a copy of a written acceptance of appointment by such agent.

Section 6.15          Interpretation.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

Section 6.16          Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 6.17          Stockholder Capacity.  Each Buyer Party executes this Agreement solely in such Person’s capacity as a stockholder of or Beneficial Owner of securities of the Company, and nothing in this Agreement shall limit or restrict any Buyer Party who is or becomes during the term hereof a member of the Board of Directors, or a member of the board of directors of Buyer, from acting, omitting to act or refraining from taking any action, solely in such Person’s capacity as a member of the Board of Directors, or a member of the board of directors of Buyer, in each case, consistent with his fiduciary duties in such capacity under Applicable Law.  Each Buyer Party agrees that he or it shall be jointly and severally liable for any breach of this Agreement by any of his or its Controlled Affiliates.

Section 6.18          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Proposed Transactions (as defined in the Stock Purchase Agreement).

Section 6.19          Compliance with Laws.  Each party shall at all times comply with all federal, state and local laws, ordinances, regulations, and orders that are applicable to this Agreement and the performance of its obligations and/or the exercise of its rights hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first written above.

COMPANY: PROFESSIONAL DIVERSITY NETWORK, INC.
By:	/s/ Katherine Butkevich
Name: Katherine Butkevich Title: Chief Executive Officer

[Signature Page to Stockholder Agreement]

BUYER: COSMIC FORWARD LIMITED

By:	/s/ Maoji (Michael) Wang
Name: Maoji (Michael) Wang Title: Chief Executive Officer

BUYER PRINCIPALS:

/s/ Maoji (Michael) Wang
MAOJI (MICHAEL) WANG

/s/ Jing Bo Song
JING BO SONG

/s/ Yong Xiong Zheng
YONG XIONG ZHENG

/s/ Nan Nan Kou
NAN NAN KOU

[Signature Page to Stockholder Agreement]

EXHIBIT A
DEFINED TERMS

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder from time to time (or any successor statute).

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder from time to time (or under any successor statute).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, with respect to a natural Person, shall also include such person’s Family Members.

“Agreement” means this Stockholders’ Agreement, as it hereafter may be amended, supplemented, restated or modified from time to time in accordance with Section 6.6 hereto.

“Applicable Law” means all domestic and foreign federal, state or local statutes, laws, ordinances, rules, administrative codes, administrative interpretations, regulations, orders, writs, injunctions, directives, judgments, decrees, policies, ordinances, decisions, guidelines and other requirements or stock exchange rules (including those of the SEC and any national securities exchange on which the Common Stock is listed for trading or included for quotation) applicable to any of the parties to this Agreement or any of their respective Affiliates (or their respective properties or assets).

“Beneficial Ownership” by a Person of any securities means ownership by any Person who directly, or indirectly through any contract, agreement, arrangement, understanding, plan, commitment, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct, influence or cause the voting, of such security, and/or (ii) dispositive power, which includes the power to dispose, or to direct, influence or cause the disposition, of such security; and the use in this Agreement of such term (and all correlative terms as referred to in the last sentence of this definition) shall be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the 1934 Act, except that irrespective of Rule 13d-3 and for all purposes of determining Beneficial Ownership under this Agreement, a Person also shall be deemed to be the Beneficial Owner of all securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of any conversion rights, preemptive or subscription rights, exchange rights, or pursuant to any warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event, or any combination of the foregoing).  For further purposes of this Agreement, a Person shall be deemed to Beneficially Own (a) all securities Beneficially Owned by its Affiliates (including its officers, directors, managing members, managers and general partners, as applicable) or any Group of which such Person or any such Affiliate is or becomes a member, (b) all securities that are the subject of any trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such Person’s Beneficial Ownership of such securities or preventing the vesting of such Beneficial Ownership as part of a plan or scheme to evade the reporting requirements of Section 13(d) or 13(g) of the 1934 Act, and (c) all securities that are the subject of any derivative transaction entered into by such Person (or any of such Person’s Affiliates), or any derivative security acquired by such Person (or any of such Person’s Affiliates) which gives such Person (or any of such Person’s Affiliates) the economic equivalent of ownership of an amount of or interest in any such securities by reason of the fact that the value of the derivative is determined by reference to the price or value of any underlying, referenced or subject security, without regard to whether (1) such derivative conveys any voting rights in such securities to such Person (or any of such Person’s Affiliates), (2) such derivative is required to be, or is capable of being, settled through physical or book-entry delivery of such securities, or (3) such Person (or any of such Person’s Affiliates) may have entered into any transaction that hedges the economic effect of such derivative.  In determining the amount of the Common Stock deemed Beneficially Owned by virtue of the operation of clause (iii) of the immediately preceding sentence, the subject Person shall be deemed to beneficially own (without duplication) the amount of Common Stock that is synthetically owned pursuant to such derivative transactions or such derivative securities. The terms “Beneficially Owns”, “Beneficial Owner” and “Beneficially Owned” shall have correlative meanings to “Beneficial Ownership.”

“Board of Directors” means the Board of Directors of the Company, as the same on the Closing Date, or at any time thereafter, is constituted in accordance with Applicable Law, the Certificate of Incorporation and the Bylaws.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Buyer Party Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Buyer Party or used or referred to by such Buyer Party in connection with an offering of Registrable Securities.

“Bylaws” means the Bylaws of the Company, as in effect on the Closing Date and as the same thereafter may be amended, supplemented, restated or otherwise modified from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, equity interests, rights to share in capital surplus or profits or receive a distribution of assets upon liquidation or dissolution, or other equivalents (however designated or classified, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or units, member interests or equivalent ownership interests in or issued by such Person, and any and all warrants, options or other securities (including debt securities) exercisable or exchangeable for, or convertible into, any of the foregoing.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Closing Date and as the same thereafter may be amended, supplemented, restated or otherwise modified from time to time.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any securities (or rights thereto or interests therein) issued in respect thereof, or in substitution therefor, pursuant to any stock split, dividend, subdivision or combination, or pursuant to any reclassification, recapitalization, reorganization, merger, consolidation, share exchange or other similar transaction involving the Company and authorized and approved by the Board of Directors.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “under common Control with”), as applied to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting securities, by contract or otherwise.

“Debt Securities” means any and all indebtedness (and instruments that evidence the same) issued by or on behalf of, or which are guaranteed (whether on a contingent basis or otherwise) by, the Company which constitutes a security within the meaning of Section 2(a)(1) of the 1933 Act, and any and all warrants, options, rights and other securities exercisable or exchangeable for, or convertible into, any such security or indebtedness.

“Director” means any member of the Board of Directors (other than any advisory, honorary or other non-voting member of, or Person with observer rights in respect of, the Board of Directors).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Effective Period” means all times from and after the Closing Date until the termination of this Agreement as provided in Section 6.2.

”Family Members” means, with respect to any Person, the spouse and minor children of such natural Person who share a household with such natural Person, together with any other Person controlled by them and any revocable trust settled by them or any trust of which such Person is a trustee.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Fully Diluted Common Stock” means, as of any given date, the sum of (i) the aggregate number of shares of Common Stock outstanding as of such date and (ii) the aggregate number of shares of Common Stock issuable upon the exercise or conversion of or otherwise pursuant to any and all options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Common Stock or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, Common Stock.

“Group” has the meaning assigned to it in Section 13(d)(3) of the 1934 Act.

“Lock-Up Period” means the period beginning on the Closing Date and ending on the first anniversary thereof.

“Percentage Ownership Cap” means, on any date, with respect to the Buyer Parties and their respective Affiliates, 51.0% of the outstanding Fully Diluted Common Stock.

“Person” means any individual, corporation, limited liability company, limited or general partnership, association, joint-stock company, trust, unincorporated organization, other entity, or government or any agency or political subdivision thereof.

“Registrable Securities” means, at any time:

(a)          any shares of Common Stock issued to, purchased or acquired by any Buyer Party other than in violation of the provisions of this Agreement; and

(b)          any securities issued or issuable to any Buyer Party with respect to any shares of Common Stock (including, by way of stock dividend, stock split, distribution, exchange, combination, merger, recapitalization, reorganization or otherwise).

As to any particular Registrable Securities once issued, such securities shall cease to be Registrable Securities upon the earliest to occur of:

(i)          the date on which such securities are disposed of pursuant to an effective registration statement under the 1933 Act;

(ii)          the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the 1933 Act;

(iii)         the date on which such securities may be sold without volume limitations or manner of sale restrictions pursuant to Rule 144 (or any successor provision) promulgated under the 1933 Act, without the requirement for the Company to be in compliance with the current public information requirement of Rule 144 (or any successor provision) promulgated under the 1933 Act

(iv)         the date on which the Buyer Party that holds such securities ceases to hold, together with its Affiliates, at least 10% of the then outstanding Common Stock; and

(v)          the date on which such securities cease to be outstanding.

“Registration” means each Demand Registration and each Incidental Registration.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Article V of this Agreement including, all registration, filing and FINRA fees, including fees payable in connection with the listing of securities on any securities change, fees and expenses relating to compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Registrable Securities), expenses of printing certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company, all word processing, duplicating and printing expenses, messenger and delivery expenses, internal expenses (including, all salaries and expenses of its officers and employees performing legal or accounting duties), and fees and disbursements of counsel for the Company and of its independent certified public accountants (including the expenses of any management review, special audits or “cold comfort letters” required by or incident to such performance and compliance), 1933 Act liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company, the fees and expenses of one counsel (the “Holders’ Counsel”) and applicable local counsel for the holders of Registrable Securities to be included in each relevant Registration, selected by the holders of a majority of the Registrable Securities to be included in such Registration (except that, where a Registration is a Demand Registration, such selection may only be made by Buyer Parties holding a majority of the Registrable Securities set forth in the relevant Demand Request); but not including any underwriting fees, discounts or commissions attributable to the sale of securities or fees and expenses of counsel representing the holders of Registrable Securities included in such Registration (other than the Holders’ Counsel and applicable local counsel) incurred in connection with the sale of Registrable Securities.

“Requisite Holders” means the holders of a majority of the Registrable Securities.

“SEC” means the United States Securities and Exchange Commission.

“Special Committee” means a committee of the Board of Directors comprised solely of independent directors, a majority of which are not Stockholder Nominees.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person, do not represent a majority of the voting or equivalent interests in such partnership), or (ii) (a) a majority of the Capital Stock of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) the Capital Stock of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries and have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Suspension Period” means for any period during which the Company has furnished to the Buyer Parties a certificate signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board any Demand Registration or the continuing availability of a Shelf Registration Statement would (i) require the disclosure of a material transaction or other matter and such disclosure would not be in the best interests of the Company or (ii) adversely affect a material financing, acquisition, disposition of assets, merger or other comparable transaction; provided, however, that (a) such period may not last more than 90 days, (b) the Company shall not exercise such right more than twice in any 12-month period, and (c) there may not be more than 120 days of Suspension Periods in any 12-month period.

“Third Party Tender Offer” means a bona fide offer commenced and conducted in accordance with Regulation 14D or 14E under the 1934 Act, by a Person (that is not made by and does not include the Buyer Parties or any of their respective Affiliates, or the Company or any of its Affiliates, or any Group that includes as a member thereof any Buyer Party or any of its Affiliates) to purchase or exchange for cash, securities and/or any other property all of the then outstanding Common Stock of the Company.

“Total Voting Power” means, on any date, the total number of votes represented by, and entitled to be cast by holders of, outstanding Voting Securities; provided, that when determining the percentage of Total Voting Power Beneficially Owned by the Buyer Parties and their respective Affiliates for purposes of this Agreement, such percentage shall be determined as if purchases to be made subsequent to the date of determination pursuant to Section 2.1 had been made on the date of determination of such percentage.

“Transfer” (including the correlative terms “Transferring”, “Transferee” and “Transferred”) means the sale, transfer, assignment, pledge, conveyance, encumbrance, hypothecation or other disposition (whether by operation of law or otherwise, whether or not for consideration, and whether voluntarily or involuntarily), or the entry into any contract, plan, commitment, arrangement, option, agreement, understanding or other arrangement with respect to the sale, transfer, assignment, pledge, conveyance, encumbrance, hypothecation or other disposition (whether by operation of law, by foreclosure or otherwise, whether or not for consideration and whether voluntarily or involuntarily), of any Capital Stock of the Company or any interest in or right to any Capital Stock of the Company; provided, that for purposes of this Agreement, the term Transfer also shall include the transfer (including, without limitation, by way of sale, disposition or any other means) to a third party of Buyer or any Affiliate of any Buyer Party which Beneficially Owns Common Stock, or of any interest therein. as a result of which the Buyer or such Affiliate ceases to be an Affiliate of any of the Buyer Parties.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Voting Securities” means, at any time, the total number of shares of all classes and series of Capital Stock of the Company and Debt Securities which are entitled to vote on any Company matter, whether pursuant to Applicable Law, the Certificate of Incorporation, the Bylaws or any other instrument or agreement, including all securities convertible into, or exercisable or exchangeable for, such shares of Capital Stock or Debt Securities.